UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 14, 2016 (September 9, 2016)

UNIVERSAL AMERICAN CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35149	27-4683816
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 South Broadway

White Plains, New York 10601

(Address of principal executive offices) (Zip Code)

(914) 934-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02              Termination of a Material Definitive Agreement.

On September 9, 2016, Universal American Corp. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with funds affiliated with the private equity firm GTCR and certain other individuals to fully resolve all of their respective outstanding claims arising from the Company’s acquisition of APS Healthcare from GTCR in 2012.

Pursuant to the Settlement Agreement:

•                  The Company has acquired all of the 6,272,104 shares of common stock held by the funds affiliated with GTCR and the other individuals for an aggregate payment of $13 million.  In addition, the Company received $1.6 million that was held in an escrow account relating to the acquisition.  GTCR received $749,000 that was held in such escrow account.

•                  George Sperzel, GTCR’s designee on the Company’s board of directors, resigned from the Company’s board of directors and the Letter Agreement dated as of March 2, 2012 between the Company and GTCR regarding board representation has been terminated.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2016, George Sperzel, resigned from the Company’s board of directors.

Item 8.01              Other Events

As a result of the Settlement Agreement described in Item 1.02 of this Current Report, the Company has further reduced its outstanding share count by 10% to approximately 59 million shares.  Over the past three months, the Company has retired more than 26 million shares, a 31% reduction in the Company’s share count.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 14, 2016

UNIVERSAL AMERICAN CORP.

By:	/s/ Tony L. Wolk
Name: Tony L. Wolk
Title: EVP, General Counsel and Secretary